Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 8, 2012 (this “Agreement”), is entered into by and between EverBank Financial Corp, a Florida corporation (“EverBank (FL)”), and EverBank Financial Corp, a Delaware corporation (“EverBank (DE)”). EverBank (FL) and EverBank (DE) are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

W I T N E S S E T H :

WHEREAS, EverBank (FL) is a corporation duly organized and existing under the laws of the State of Florida;

WHEREAS, EverBank (DE) is a corporation duly organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of EverBank (FL);

WHEREAS, the respective Boards of Directors of EverBank (FL) and EverBank (DE) have determined that it is advisable and in the best interests of such corporations and their stockholders that EverBank (FL) merge with and into EverBank (DE) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for United States federal income tax purposes, the parties hereto intend the Merger (as defined below) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and this Agreement is hereby adopted as a plan of reorganization for purposes of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, the shareholders of EverBank (FL) have approved this Agreement, by execution of written consents in accordance with Section 607.1107 of the Florida Business Corporation Act;

WHEREAS, EverBank (FL), in its capacity as the sole stockholder of EverBank (DE) has approved this Agreement, by execution of a written consent in accordance with Section 228 of the Delaware General Corporation Law.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants herein contained, EverBank (FL) and EverBank (DE) hereby agree as follows:

1. Merger. EverBank (FL) shall be merged with and into EverBank (DE) (the “Merger”) such that EverBank (DE) shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”). Appropriate documents necessary to effectuate the Merger shall be filed with the Secretaries of State of the States of Florida and Delaware and the Merger shall become effective at the time provided by applicable law (the “Effective Time”).

2. Governing Documents. The Certificate of Incorporation of EverBank (DE) shall be the Certificate of Incorporation of the Surviving Corporation, and upon the consummation of the Merger, shall be amended and restated as attached hereto as Exhibit A, and the By-Laws of EverBank (DE) shall be the By-laws of the Surviving Corporation, and upon the consummation of the Merger, shall be amended and restated as attached hereto as Exhibit B.

3. Directors. The persons who are directors of EverBank (DE) immediately prior to the Effective Time shall, after the Effective Time, be the directors of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

4. Officers. The persons who are officers of EverBank (FL) immediately prior to the Effective Time shall, after the Effective Time, be the officers of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

5. Succession. At the Effective Time, the separate corporate existence of EverBank (FL) shall cease and (i) all the rights, privileges, powers and franchises of a public and private nature of each of the Constituent Corporations, subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; (ii) all assets, property, real, personal and mixed, belonging to each of the Constituent Corporations; and (iii) all debts due to each of the Constituent Corporations on whatever account, including stock subscriptions and all other things in action; shall succeed to, be vested in and become the property of the Surviving Corporation without any further act or deed as they were of the respective Constituent Corporations. The title to any real estate vested by deed or otherwise and any other asset, in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of EverBank (FL) shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place. All debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of EverBank (FL), its shareholders, Board of Directors and committees thereof, officers and agents that were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to EverBank (FL). The employees and agents of EverBank (FL) shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits that they enjoyed as employees and agents of EverBank (FL).

6. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of EverBank (FL) such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of EverBank (FL), and otherwise to carry out the purposes of this Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of EverBank (FL) or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

7. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of EverBank (FL) common stock, par value $0.01 per share (“EverBank (FL) Common Stock”), issued and outstanding immediately prior to the Effective Time shall be changed and converted into one (1) validly issued, fully paid and non assessable share of EverBank (DE) common stock, par value $0.01 per share (“EverBank (DE) Common Stock”); (ii) each share of EverBank (FL) Series A 6% Cumulative Convertible Preferred Stock, par value $0.01 per share (“EverBank (FL) Series A Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be changed and converted into fifteen (15) validly issued, fully paid and non assessable shares of EverBank (DE) Common Stock; (iii) each share of EverBank (FL) 4% Series B Cumulative Participating Perpetual Pay In Kind Preferred Stock, par value $0.01 per share (“EverBank (FL) Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be changed and converted into one hundred sixteen and ninety-two hundredths (116.92) validly issued, fully paid and non assessable shares of EverBank (DE) Common Stock and (iv) each share of EverBank (DE) Common Stock issued and outstanding immediately prior to the Effective Time and held by EverBank (FL) shall be cancelled without any consideration being issued or paid therefor. After the Effective Time, the Surviving Corporation shall reflect in its stock ledger the number of shares of EverBank (DE) Common Stock to which each shareholder of EverBank (FL) is entitled pursuant to the terms hereof.

8. Fractional Shares. No fractional shares of DE Common shall be issued upon the conversion of any shares of EverBank (FL) Common Stock, EverBank (FL) Series A Preferred Stock or EverBank (FL) Series B Preferred Stock. If the conversion of any shares of EverBank (FL) Common Stock results in a fractional share of DE Common Stock, the Surviving Corporation shall pay cash in lieu thereof in an amount equal (computed to the nearest cent) to the same fraction of the closing price of the DE Common Stock, traded on the New York Stock Exchange (the “NYSE”) on a “when issued trading” basis, as reported on the NYSE website, on the second trading day immediately preceding the Effective Time. Pursuant to the Amended and Restated Articles of Incorporation of EverBank (FL) (“Articles of Incorporation”), if the conversion of any shares of EverBank (FL) Series A Preferred Stock results in a fractional share of DE Common Stock, the Surviving Corporation shall pay cash in lieu thereof in an amount equal to such fraction multiplied by the issuance price of such share of EverBank (FL) Series A Preferred Stock. Pursuant to the Articles of Incorporation, if the conversion of any shares of EverBank (FL) Series B Preferred Stock results in a fractional share of DE Common Stock, the Surviving Corporation shall pay cash in lieu thereof in an amount equal (computed to the nearest cent) to the same fraction of the closing price of the DE Common Stock, traded on the NYSE on a “when issued trading” basis, as reported on the NYSE website, on the second trading day immediately preceding the Effective Time. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

9. Amendment. The parties hereto, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement prior to the Effective Time.

10. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

11. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice or conflict of law provisions contained therein to the extent that the application of the laws of another jurisdiction will be required thereby.

IN WITNESS WHEREOF, EverBank (FL) and EverBank (DE) have caused this Agreement to be executed and delivered as of the date first written above.

EverBank Financial Corp, a Florida corporation

By:

Name:
Title:

EverBank Financial Corp, a Delaware corporation

By:

Name:
Title:

[Signature Page to Agreement and Plan of Merger]